Exhibit 99.1

KIRBY CORPORATION	Contact: Eric Holcomb
713-435-1545
FOR IMMEDIATE RELEASE

KIRBY CORPORATION AMENDS AND RESTATES CREDIT AGREEMENT

Houston, Texas (March 28, 2019) – Kirby Corporation (“Kirby”) (NYSE: KEX) today announced that it has entered into an amended and restated credit agreement (the “Credit Agreement”) with a group of banks. The Credit Agreement, among other things:

•	Extends the term of Kirby’s existing $850 million revolving credit facility to March 27, 2024 (the “Maturity Date”);

•
Adds a new five-year term loan facility in the amount of $500 million which is repayable in quarterly installments commencing June 30, 2020 in increasing percentages of the original principal amount of the loan;

•	Has a variable interest rate based on the London interbank offered rate (“LIBOR”), or a base rate calculated with reference to the agent bank’s prime rate, and varies with Kirby’s credit rating; and

•	Allows for borrowings to be used for general corporate purposes including acquisitions.

JPMorgan Chase Bank, N.A. serves as the administrative agent of the Credit Agreement.

Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, coastwise along all three United States coasts, and in Alaska and Hawaii. Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge. In addition, Kirby participates in the transportation of dry-bulk commodities in United States coastwise trade. Through the distribution and services segment, Kirby provides after-market service and parts for engines, transmissions, reduction gears, and related equipment used in oilfield services, marine, power generation, on-highway, and other industrial applications. Kirby also rents equipment including generators, forklifts, pumps, and compressors for use in a variety of industrial markets, and manufactures and remanufactures oilfield service equipment, including pressure pumping units, for land-based oilfield service customers.

55 Waugh Drive     Suite 1000    P.  O.  Box 1745     Houston, Texas 77251     713-435-1000     Fax 713-435-1011